Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

HYPERLIQUID STRATEGIES INC

(a Delaware corporation)

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

Hyperliquid Strategies Inc, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter, the “Corporation”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law of the State of Delaware (the “General Corporation Law”):

“NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the certificate of incorporation of the Corporation, the Board of Directors of the Corporation hereby creates out of the authorized but unissued preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), a new series of Preferred Stock, and hereby states the designation and the number of shares of such series and fixes the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, thereof as follows:

Series A Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as shares of “Series A Preferred Stock,” par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”), and the number of shares constituting such series shall be Two Hundred Thousand (200,000). Each share of Series A Preferred Stock shall have a stated value equal to $1,000 (the “Stated Value”).

Section 2. Dividends. In the event dividends are declared and paid or set aside for payment on any outstanding shares of the common stock, par value $0.01 per share, of the Corporation (the “Common Stock”), then the Corporation shall simultaneously declare and pay or set aside for payment a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Series A Preferred Stock had been converted pursuant to Section 5 hereof as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined).

Section 3. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

Section 4. Voting.

(a) Except as may otherwise be provided in the certificate of incorporation of the Corporation (including this Certificate of Designation) or by applicable law, each holder of Series A Preferred Stock shall not be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), other than with respect to any vote required to approve a Fundamental Transaction. In any such vote to approve a Fundamental Transaction, each holder of Series A Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such holder is convertible pursuant to Section 5 hereof as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation’s bylaws.

(b) Notwithstanding the foregoing or any other provision of the certificate of incorporation of the Corporation (including this Certificate of Designation), as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, unless the prior written approval of holders of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock is first obtained, alter or change the powers, preferences or rights given to the Series A Convertible Preferred Stock in this Certificate of Designation.

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Section 5. Conversion.

(a) Each share of Series A Preferred Stock shall be convertible, at any time and from time to time, at the option of the holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 5(c)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (as defined below). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable holder delivers by email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. From and after the Conversion Date, until presented for transfer or exchange, certificates that previously represented shares of Series A Preferred Stock, if any, shall represent, in lieu of the number of shares of Series A Preferred Stock previously represented by such certificate, the number of shares of Series A Preferred Stock, if any, previously represented by such certificate that were not converted pursuant to the Notice of Conversion, plus the number of shares of Conversion Shares into which the shares of Series A Preferred Stock previously represented by such certificate were converted. To effect conversions of shares of Series A Preferred Stock, a holder shall not be required to surrender the certificate(s), if any, representing the shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate, if any, representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued as shares of Preferred Stock and shall automatically and without further action by the Corporation be retired and restored to the status of authorized but unissued shares of preferred stock of the Corporation.

(b) The conversion price for the Series A Preferred Stock shall equal $6.25, subject to adjustment as set forth herein (the “Conversion Price”). The Conversion Price shall be subject to adjustment as follows:

(i) If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (as defined below) (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A Preferred Stock), (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(b)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. As used herein, “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

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(ii) In addition to any adjustments pursuant to Section 5(b)(i) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series A Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation (as defined below)) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

(iii) During such time as the Series A Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (other than any dividend or distribution as to which an adjustment was effected pursuant to Section 5(b)(i)) (a “Distribution”), then, in each such case, each holder of Series A Preferred Stock shall be entitled to participate in such Distribution to the same extent that such holder would have participated therein if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the holder’s right to participate in any such Distribution would result in the holder exceeding the Beneficial Ownership Limitation, then the holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the holder until such time, if ever, as its right thereto would not result in the holder exceeding the Beneficial Ownership Limitation).

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(iv) If, at any time while the Series A Preferred Stock is outstanding, (A) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another entity, (B) the Corporation (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (C) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another person or entity) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (D) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (E) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or entity or other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Preferred Stock, the holder thereof shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any Beneficial Ownership Limitation), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional or other consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to such Fundamental Transaction. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Preferred Stock following such Fundamental Transaction.

(v) All calculations under this Section 5(b) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5(b), the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

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(c) Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a holder thereof shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such holder (together with such Holder’s Affiliates (as defined below), and any persons or entities acting as a group together with such holder or any of such holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A Preferred Stock) beneficially owned by such holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 5(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 5(c) applies, the determination of whether the Series A Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and of how many shares of Series A Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of a Notice of Conversion shall be deemed to be such holder’s determination of whether the shares of Series A Preferred Stock may be converted (in relation to other securities owned by such holder together with any Affiliates and Attribution Parties) and how many shares of the Series A Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each holder of Series A Preferred Stock will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each holder of Series A Preferred Stock understands and acknowledges that the Corporation is not representing to the holder that the calculations and determinations set forth in this 5(c) are in compliance with Section 13(d) of the Exchange Act and the holder is solely responsible for any schedules required to be filed in accordance therewith. For purposes of this Section 5(c), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a holder of Series A Preferred Stock, the Corporation shall within one trading day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A Preferred Stock, by such holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a holder prior to the issuance of any shares of Series A Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder. A Holder, upon notice to the Corporation submitted in writing (which may be via email) to the Secretary of the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(c) applicable to its Series A Preferred Stock and the provisions of this Section 5(c) shall continue to apply. Any such increase or decrease in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such holder and no other holder. The Beneficial Ownership Limitation shall not be waived by the Corporation or the applicable holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A Preferred Stock. As used herein, “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended.

Section 6. Waiver. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of calling, noticing or holding any meeting of stockholders of the Corporation) by the written consent or agreement of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, consenting or agreeing separately as a single class.”

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of the Series A Preferred Stock of Hyperliquid Strategies Inc on this 2nd day of December, 2025.

HYPERLIQUID STRATEGIES INC

By:	/s/ David Schamis
Name:	David Schamis
Title:	President and Chief Executive Officer

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